EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At Laserscope:	At Financial Relations Board:
Eric Reuter, President & CEO	Tricia Ross, Analyst Contact
Dennis LaLumandiere, CFO	(617) 520-7064
(408) 943-0636	Laurie Berman, General Inquiries
(310) 854-8315

LASERSCOPE ANNOUNCES AMENDMENT TO MCKESSON DISTRIBUTION AGREEMENT

SAN JOSE, Calif. (May 31, 2005) – Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today announced that it and McKesson Medical-Surgical Inc. (“McKesson”) have agreed to amend the parties’ original distribution agreement, which provided McKesson exclusive rights to distribute Laserscope’s core aesthetic laser products in the United States. The amendment to the distribution agreement makes McKesson’s distribution rights non-exclusive, extends the term of the distribution agreement for an additional five years (subject to the pre-existing termination provisions), increases the suite of products covered by the distribution agreement to include Laserscope’s new SolisTM intense pulse light device and certain future light-based aesthetic treatment devices, and makes changes related to transfer pricing.

“We are pleased to have extended our agreement with McKesson for an additional five years, and believe the amended agreement better aligns our respective interests with current marketplace opportunities,” said Eric Reuter, President and Chief Executive Officer of Laserscope. “In particular, the new structure of the relationship allows us both to enter into other distribution relationships, allows Laserscope higher margin on products sold through leads generated by Laserscope, and expands McKesson’s opportunities to sell our current and future aesthetic products throughout the United States.”

About Laserscope
Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets.

Safe Harbor Statement
Except for historical information presented, the matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements include statements about Laserscope’s business and growth. These statements are subject to a number of risks and uncertainties, including uncertainties regarding the introduction of new technologies competitive to our products, and the degree to which our current and new products are accepted by customers, which could affect the level of demand for our products, and uncertainties that new products will receive regulatory approval in applicable jurisdictions. These and other risks are detailed from time to time in the Company’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form10-K and the most recent Forms 10-Q are available upon request from its Investor Relations Department, at the Company’s web site at www.laserscope.com or at the SEC’s website at www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.